UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2015

WINS FINANCE HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-36592	N/A
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1F, Building 7

No. 58 Jianguo Road, Chaoyang District

Beijing 100024, People’s Republic of China

(Address of Principal Executive Offices) (Zip Code)

86-10-82255118

(Registrant’s Telephone Number, Including Area Code)

[N/A]

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

Effective October 26, 2015,Wins Finance Holdings Inc. (“Holdco”) consummated the transactions contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of April 24, 2015 and amended on May 5, 2015, by and among Holdco, Sino Mercury Acquisition Corp. (“Sino”), Wins Finance Group Limited (“WFG”) and the shareholders of WFG (the “WFG Shareholders”).

Upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), (i) Sino merged with and into Holdco with Holdco surviving the merger (the “Merger”) and (ii) the WFG Shareholders exchanged 100% of the ordinary shares of WFG for cash and ordinary shares of Holdco (the “Share Exchange” together with the Merger, the “Transactions”). The Merger Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”).

WFG is an integrated financing solution provider with operations located primarily in Jinzhong City, Shanxi Province and Beijing, China. WFG’s goal is to assist Chinese small & medium enterprises, including microenterprises, which have limited access to financing, in improving their overall fund-raising capability and enable them to obtain funding for business development.

As a result of the Transactions, the former members of WFG own approximately 78.0% of the stock of Holdco and the former stockholders of Sino own the remaining 22.0%.

The Merger Agreement is described more fully in the sections entitled “The Merger Proposal” and “The Merger Agreement” beginning at pages 49 and 64, respectively, of the final prospectus contained in the Registration Statement on Form S-4 and definitive proxy statement (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2015 by Holdco and Sino and such description is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 20, 2015, Sino held a special meeting in lieu of annual meeting of stockholders (the “Special Meeting”), at which the Sino’s stockholders considered and adopted, among other matters, the Merger Agreement. On October 26, 2015, the parties consummated the Transactions.

At the Special Meeting, holders of 1,012,379 shares of Sino common stock sold in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of $10.00 per share, or an aggregate of $10,123,790.

Upon the Closing, the former security holders of Sino were issued an aggregate of 4,726,756 ordinary shares of Holdco, including 429,010 ordinary shares of Holdco issued in exchange for Sino’s then outstanding rights.

As consideration for their outstanding ordinary shares of WFG at Closing, the WFG Shareholders received an aggregate of 16,800,000 ordinary shares of Holdco, which includes 2,500,000 ordinary shares issued at the election of the WFG Shareholders to receive such shares in lieu of cash consideration. The WFG Shareholders elected to receive no cash consideration.

After giving effect to the Transactions, there are currently 21,526,756 ordinary shares of Holdco issued and outstanding. Upon the Closing, Sino’s common stock, rights and units ceased trading and Holdco’s ordinary shares began trading on the Nasdaq Capital Market under the symbol “WINS,” subject to ongoing review of Holdco’s satisfaction of all listing criteria post-business combination.

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As noted above, the conversion price for holders of public shares electing conversion was paid out of Holdco’s trust account, which had a balance immediately prior to the Closing of approximately $30,677,210. Of the remaining funds in the trust account, $1,057,882 was used to pay transaction expenses and the balance of $29,619,328 was released to Holdco to be used for working capital purposes.

Of the ordinary shares of Holdco issued to the WFG Shareholders as consideration for the Share Exchange, an aggregate of 1,680,000 of such shares (“Escrow Shares”) were placed in escrow pursuant to an escrow agreement (“Indemnity Escrow Agreement”) entered into by Holdco, Continental Stock Transfer & Trust Company, as escrow agent, the WFG Shareholders and a representative of WFG at Closing. The Escrow Shares provide a fund of payment to Holdco with respect to its post-closing rights to indemnification under the Merger Agreement for breaches of representations and warranties and covenants by WFG and its subsidiaries and the WFG Shareholders. The escrow is the sole remedy for Holdco for its rights to indemnification under the Merger Agreement. Claims for indemnification may be asserted against the escrow fund by Holdco once its damages exceed a $2,000,000 threshold and are reimbursable to the full extent of the damages in excess of such amount, subject to certain exceptions. The 1,680,000 shares held in escrow shall be released on the earlier of (a) the 30th day after the date Holdco has filed with the SEC its Annual Report for the year ending June 30, 2016 and (b) March 31, 2017, subject to reduction based on shares cancelled for claims ultimately resolved and those still pending resolution at the time of the release.

At Closing, Holdco entered into an amended and restated registration rights agreement (“Registration Rights Agreement”) with the WFG Shareholders, each of which became an “affiliate” of Holdco under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), as a result of the issuance of ordinary shares of Holdco in the Transactions. The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus entitled “The Merger Proposal – Sale Restriction; Resale Registration” beginning on page 50 and are hereby incorporated by reference. The Registration Rights Agreement is attached as Exhibit 10.7 to this Report.

On the Closing, the WFG Shareholders also entered into lock-up agreements pursuant to which they agreed not to transfer the ordinary shares of Holdco that they received as a result of the Share Exchange from the Closing until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the ordinary shares of Holdco exceeds $13.00 per share for any 20 trading days within a 30-trading day period and (ii) October 26, 2016 and (B) with respect to the remaining 50% of such shares, October 26, 2016, in each case subject to certain exceptions, provided, that the lock-up period shall terminate immediately prior to the consummation of a liquidation, merger, stock exchange or other similar transaction that results in any of Holdco’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. These restrictions correspond to the Sino initial stockholders’ restrictions on transferring their shares memorialized in the escrow agreement entered into in connection with Sino’s initial public offering.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as Holdco was immediately before the Transactions, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, Holdco is providing below the information that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after Holdco’s acquisition of WFG by consummation of the Transactions, unless otherwise specifically indicated or the context otherwise requires.

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Business

The business of Holdco is described in the Proxy Statement/Prospectus in the section entitled “Business of WFG” beginning on page 98 and that information is incorporated herein by reference.

Risk Factors

The risks associated with Holdco’s business are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 27 and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth in Section 9.01 of this Current Report on Form 8-K concerning the financial information of Holdco. Reference is further made to the disclosure contained in the Proxy Statement/Prospectus in the section entitled “WFG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 112 and set forth below in Item 2.02, which is incorporated herein by reference.

Employees

The employees of Holdco are described in the Proxy Statement/Prospectus in the section entitled “Business of WFG–Employees” on page 109 and that information is incorporated herein by reference.

Properties

The facilities of Holdco are described in the Proxy Statement/Prospectus in the section entitled “Business of WFG– Properties” on page 111 and are incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Closing regarding the beneficial ownership of Holdco’s ordinary shares by:

●	Each person known to be the beneficial owner of more than 5% of Holdco’s outstanding ordinary shares;

●	Each director and each of Holdco’s principal executive officers and two other most highly compensated executive officers (“named executive officers”); and

●	All current executive officers and directors as a group.

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Unless otherwise indicated, Holdco believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership (2)
Jianming Hao	934,817	(3)	4.3%
Richard Xu	204,005	(4)	*
Peiling (Amy) He	102,003	(5)	*
Aimin Song	5,100		*
Bradley Reifler	5,100		*
Qing Zhu	-		-
Renhui Mu	1,512,000	(6)	7.0%
Nicholas Clements	-		-
Jingxiao Zhang	-		-
Best Apex Limited	934,817	(7)	4.3%
Lodestar Investment Holdings Corporation	204,005	(8)	*
True Precision Investments Limited	102,003		*
Great Finance Holdings Limited	1,100,000	(9)	5.1%
Appelo Ltd	10,080,000		46.8%
Wits Global Ltd.	3,360,000		15.6%
Cosmic Expert Ltd.	2,520,000		11.7%
Glowing Assets Holdings Ltd.	840,000		3.9%
Peilin Zhao	3,240,000	(9)(10)	15.1%
Hong Wang	13,440,000	(11)	62.4%
Junfeng Zhao	1,848,000	(12)	8.6%
All directors and executive officers as a group (6 persons)	1,251,025		5.8%
All directors and executive officers as a group (7 persons)	2,757,925		12.8%

* Less than 1%.

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(1) Unless otherwise indicated, the business address of each of the individuals and entities is c/o Wins Finance Holdings Inc., 1F, Building 7, No. 58 Jianguo Road, Chaoyang District, Beijing 100024.

(2) The percentage of beneficial ownership is calculated based on 21,526,756 outstanding ordinary shares, as of the date of Closing.

(3) Represents shares held by Best Apex Limited, of which Mr. Hao is the sole officer and director and as such, controls the voting and disposition of such shares.

(4) Represents shares held by Lodestar Investment Holdings Corporation, of which Mr. Xu controls and therefore has voting and disposition power over such shares.

(5) Represents shares held by True Precision Investments Limited, of which Ms. He controls and therefore has voting and disposition power over such shares.

(6) Represents shares held by Cosmic Expert Ltd, of which Mr. Mu controls 60% of interest and therefore has voting and disposition power over such shares.

(7) The business address of Best Apex Limited is 590 Madison Avenue, 21st Floor, New York, New York 10022.

(8) The business address of Lodestar Investment Holdings Corporation is 590 Madison Avenue, 21st Floor, New York, New York 10022.

(9) The business address of Great Finance Holdings Limited and Peilin Zhao is 1908, 19/F, Block 2, No. 116 Guanganmenneidajie, Xuanwu Qu, Beijing China.

(10) Represents shares held by Peilin Zhao and Great Finance Holdings Limited, of which Ms. Zhao controls and therefore has voting and disposition power over such shares. The foregoing is based on a Schedule 13D/A filed on October 16, 2015.

(11) Represents shares held by Appelo Ltd. and Wits Global Ltd., which Mr. Wang controls. As such, he has voting and dispositive power over such shares.

(12) Represents shares held by Cosmic Expert Ltd. and Glowing Assets Holdings Ltd. Junfeng Zhao holds 40% of the interest of Cosmic Expert Ltd. and 100% of the interest of Glowing Assets Holdings Ltd. As such, he has voting and dispositive power over such shares.

Directors and Executive Officers

Holdco’s directors and executive officers upon the Closing are described in the Proxy Statement/Prospectus in the section entitled “Management of Holdco Following the Transactions” beginning on page 128 and that information is incorporated herein by reference.

Executive Compensation

The executive compensation of Sino’s, WFG’s and Holdco’s executive officers and directors is described in the Proxy Statement/Prospectus in the section entitled “Executive Compensation” beginning on page 132 and that information is incorporated herein by reference.

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Certain Relationships and Related Transactions

The certain relationships and related party transactions of Holdco are described in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 137 and are incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings in the section of the Proxy Statement/Prospectus entitled “Business of WFG– Legal Proceedings” beginning on page 111, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Holdco’s ordinary shares began trading on the Nasdaq Capital Market under the symbol “WINS,” subject to ongoing review of Holdco’s satisfaction of all listing criteria post-business combination, in lieu of the common stock of Sino. Holdco has not paid any cash dividends on its ordinary shares to date. It is the present intention of Holdco’s board of directors to retain all earnings, if any, for use in Holdco’s business operations and, accordingly, Holdco’s board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends is within the discretion of Holdco’s board of directors and will be contingent upon Holdco’s future revenues and earnings, if any, capital requirements and general financial condition.

Information respecting Sino’s common stock, rights and units and related stockholder matters are described in the Proxy Statement/Prospectus in the section entitled “Price Range of Sino Securities and Dividends” on page 142 and such information is incorporated herein by reference.

Description of Registrant’s Securities

The description of Holdco’s securities is contained in the Proxy Statement/Prospectus in the section entitled “Description of Holdco Securities” beginning on page 140 and is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Report concerning the issuance of Holdco’s ordinary shares to the WFG Shareholders in the Transactions, which is incorporated herein by reference.

Indemnification of Directors and Officers

The Companies Law (2013 Revision) of the Cayman Islands (the “Companies Law”) permits Holdco to indemnify its directors, officers, employees and agents, subject to limitations imposed by the Companies Law. Holdco’s Memorandum and Articles of Association require it to indemnify directors and officers to the full extent permitted by the Companies Law. Holdco also entered into indemnification agreements with its officers and directors that provide for indemnification to the maximum extent allowed under the Companies Law.

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Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial statements and supplementary data of Holdco, WFG and affiliates.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure contained in Item 4.01 of this Report, which is incorporated herein by reference.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Report concerning the financial information of Holdco, WFG and affiliates.

Item 2.02.	Results of Operations and Financial Condition.

WFG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended June 30, 2015 is set forth below. Additionally, certain annual and quarterly financial information regarding WFG was included in the Proxy Statement/Prospectus, in the section entitled “WFG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 112, which is incorporated herein by reference. Furthermore, the disclosure contained in Item 2.01 of this Report is also incorporated herein by reference.

WFG’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial and Operating Data” and the accompanying financial statements and related notes included elsewhere in proxy statement/prospectus filed before. The following discussion contains forward-looking statements that reflect WFG’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside WFG’s control. WFG’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

WFG, a British Virgin Island holding company with business operations in China, is a leading and integrated lending solution provider mainly serving small-and-medium sized enterprises (SMEs) in Jinzhong City, Shanxi Province and Beijing, China. WFG is currently providing two financial products and one supplementary service:

●	Financial Guarantees: WFG acts as a guarantor both to access and share credit risks and to facilitate financing arrangements between SMEs and banks, it will repay principal, interest and fees and expenses related to the guaranteed loan in the event that a customer defaults;

●	Direct Financial Leasing: WFG provides financing lease services to SMEs, to satisfy SMEs’ cash flow needs;

●	Financing advisory: WFG structures suitable financing solutions for SME clients based upon their needs and qualifications, designed to help SMEs save tax, lower financing cost and provide other benefits.

WFG’s financial guarantee business was founded in 2006, and is currently one of the top 10 financing guarantee operations in Shanxi Province in terms of registered capital (Source: State Administration of Industry and Commerce). WFG typically provided a one-year term of guarantee for the customers’ loans and the guarantee scope typically covered the principal amount and interest. Guarantee fee, which is calculated with reference to the principal amount, annual guarantee fee rate and the term of the guarantee, ranged from 3% to 7.2%. As of June 30, 2015 and June 30, 2014, the outstanding guarantee balance was $126.2 million and $182.7 million, respectively. The decrease in outstanding guarantee balance at June 30, 2015, compared to June 30, 2014 was primarily attributable to the combined result of expiration of the guarantee contracts of the two largest customers, which accounted for approximately 49.4% of WFG’s total outstanding guaranteed loans as of June 30, 2014 and expired by June 30, 2015.

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WFG financial leasing operation was founded in 2009, derived from the guarantee business, and became an alternative financing solution for those SME clients with unencumbered valuable equipment or other assets. As a supplemental financing solution to clients of WFG’s guarantee service, most of the customers of the financial leasing segment were introduced through the financial guarantee business. WFG’s leasing operation has executed an aggregate of $131.8 million leasing contracts since its establishment. The balance of net investment in direct financing leases was $25.8 million and $23.1 million as of June 30, 2015 and June 30, 2014, respectively. However, WFG’s financial leasing is still in an early development stage, with significant opportunity for expansion.

WFG makes short term investments in assets management products issued by banks and financial institutions with original maturities of one, three or five years but could be redeemed at any time. Annualized interest rates of the short-term investments ranged from 5% to 15% and the balance was $184.2 million and $142.9 million on June 30, 2015 and June 30, 2014, respectively.

Credit risks, including customer defaults from the guarantee business and impairment losses on the investment in financial leases, are inherent in WFG’s principal business. WFG’s credit evaluation and risk management system was developed based upon its extensive experience in serving SMEs including the micro enterprise sector and allows it to effectively conduct its guarantee and leasing business with a very low default rate. WFG’s risk control system, based upon its “Trusted Business Circle” of core enterprises, has proved very practical and efficient given the limitations in the early-stage current credit system in China. WFG’s default rate was 0.8%, and 0.4% in its guarantee business for the years ended June 30, 2015 and 2014, respectively. During these periods there were several financial leasing contracts outstanding. The impaired losses of WFG’s lease receivables were immaterial for the years ended June 30, 2015 and 2014.

WFG’s net revenue, which consists primarily of guarantee commissions, direct financing lease interest income, and financial advisory and lease agency income, was $14,846,475 for the year ended June 30 2015, representing an increase of $5,290,788 or 55.4% increase from $ 9,555,687 for the year ended June 30, 2014. Interest on short-term investments was $16,657,246 for the year ended June 30, 2015, representing an increase of $15,073,083 from $1,584,163 for the year ended June 30, 2014. The increase was primarily attributable to the increase of the average short-term investments and the increase of interest rate. Net income for the year ended June 30, 2015 was $26,072,653, representing an increase of $18,553,748 or 246.8% from $7,518,905 for the year ended June 30, 2014.

Key Factors that Affect Operating Results

Our operating subsidiaries are incorporated, and our operations and assets are primarily located, in the PRC. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China;(b) economic policies and initiatives undertaken by the PRC government; (c) changes in the PRC or regional business or regulatory environment affecting the SME and micro enterprise sector; (d) changes to prevailing market interest rates; (e) a higher rate of bankruptcy; and (f) the deterioration of the creditworthiness of SMEs and micro enterprises in general. Unfavorable changes could affect demand for the services that we provide and could materially and adversely affect the results of operations. Although WFG has generally benefited from China’s economic growth and the policies to encourage lending to SMEs, WFG is also affected by the complexity, uncertainties and changes in the PRC economic conditions and regulations governing the non-banking financial industry.

WFG’s results of operations are also affected by the provision for guarantee losses and impairment allowance for the investment in financial leases which are a noncash item and represent an assessment of the risk of future guarantee losses and impairment losses. The amount of provisions or allowances has been recorded based on management’s assessment. WFG may increase or decrease the allowance for guarantee losses and impairment losses for investment in financial leases based on any such change of economic conditions and the change of management’s assessment. Any change in the allowance for guarantee or loan losses would have an effect on our financial condition and results of operations.

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WFG holds a significant amount of short-term investments in assets management products issued by banks and financial institutions, including government bonds, corporate bonds and central bank notes. The interest income on these assets highly depends on market interest rates in the market for investment products especially government bonds and corporate bonds, and the management ability of the asset management companies. Any changes on the market conditions will affect WFG’s interest income from those investments and then the financial results.

Results of Operations

Year Ended June 30, 2015 Compared to Year Ended June 30, 2014

	For the years ended
	June 30,		Changes
	2015	2014	$	%
Guarantee service income
Commissions and fees on financial guarantee services	$7,860,629	$8,240,866	$(380,237)	(4.6)%
(Provision)/reversal of provision on financial guarantee services	576,456	(1,190,387)	1,766,843	(148.4)%
Commission and fees on guarantee services, net	8,437,085	7,050,479	1,386,606	19.7%

Direct financing lease income
Direct financing lease interest income	3,547,273	1,926,380	1,620,893	84.1%
Interest expense for direct financing lease	(454,002)	(164,354)	(289,648)	176.2%
Provision for lease payment receivable	(70,467)	(130,745)	60,278	(46.1)%
Net direct financing lease interest income after provision for receivables	3,022,804	1,631,281	1,391,523	85.3%

Financial advisory and lease agency income	3,386,586	873,927	2,512,659	287.5%
Net revenue	14,846,475	9,555,687	5,290,788	55.4%

Non-interest income
Interest on short-term investment	16,657,246	1,584,163	15,073,083	951.5%
Total non-interest income	16,657,246	1,584,163	15,073,083	951.5%

Non-interest expense
Business taxes and surcharge	(200,223)	(136,528)	(63,695)	46.7%
Salaries and employees surcharge	(424,872)	(323,618)	(101,254)	31.3%
Rental expenses	(190,239)	(195,133)	4,894	(2.5)%
Other operating expenses	(1,468,741)	(997,811)	(470,930)	47.2%
Total non-interest expense	(2,284,075)	(1,653,090)	(630,985)	38.2%

Income before taxes	29,219,646	9,486,760	19,732,886	208.0%
Income tax expense	(3,146,993)	(1,967,855)	(1,179,138)	59.9%

NET INCOME	$26,072,653	$7,518,905	$18,553,748	246.8%

Net Revenue

WFG’s net revenue consists of commissions and fees on its financial guarantee services, direct financing lease interest income, and financial advisory and lease agency income. Net revenue increased by $5.3 million or 55.4%to $14.8 million for the year ended June 30, 2015, compared to $9.6 million for the year ended June 30, 2014. The increase was primarily attributable to an increase of $1.4 million in net commissions and fees on financial guarantee services, an increase of $1.4 million in net direct financing lease interest income and an increase of $2.5 million in financial advisory and lease agency income.

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Net commissions and fees on financial guarantee services, net direct financing lease interest income, and financial advisory and lease agency income for the year ended June 30, 2015 were $8.4 million, $3.0 million and$3.4 million, respectively, accounting for 56.8%, 20.4% and 22.8% of the net revenue, respectively.

The following table breaks down the components of net revenue:

	For the years ended
	Jun 30, 2015		Jun 30, 20 14		Changes
	USD	Percentage of Revenue	USD	Percentage of Revenue	$	%
Net commission and fees on guarantee services	$8,437,085	56.8%	$7,050,479	73.8%	$1,386,606	19.7%
Net direct financing lease interest income	3,022,804	20.4%	1,631,281	17.1%	1,391,523	85.3%
Financial advisory and agency income	3,386,586	22.8%	873,927	9.1%	2,512,659	287.5%
Total	$14,846,475	100.0%	$9,555,687	100.0%	$5,290,788	55.4%

Guarantee Service Income

Commissions and fees on financial guarantee services

Commissions and fees on financial guarantee services are generated from the guarantee services WFG provides to customers. WFG charges commission fees from 3% to 7.2% of the loans it guarantees, as well as risk assessment fees for first time customers. Commissions and fees on financial guarantee services decreased by $0.4 million or 4.6% to $7.8 million for the year ended June 30, 2015, compared to $8.2 million for the year ended June 30, 2014. The decrease was primarily attributable to the combined result of expiration of the guarantee contracts of the two largest customers, which accounted for approximately 49.4% of WFG’s total outstanding guaranteed loans as of June 30, 2014 and expired at June 30, 2015.

Provision for guarantee losses

Based on historical experience and analysis of the economic environment, WFG estimates the probable default losses to be 1% of its outstanding guarantee amounts and made equivalent provision for possible losses on its guarantees. There was $0.6 million of reversal of provision for guarantee losses for the year ended June 30, 2015, for the outstanding balance of guaranteed loans decreased from $182.7 million as of June 30, 2014 to $126.2 million as of June 30, 2015.

The following table shows changes of allowance on financial guarantee services for the years ended June 30, 2015 and 2014:

	For the years ended June 30
	2015	2014
Beginning balance	$1,826,768	$870,937
Provision	-	1,190,387
Write-off	-	(236,010)
Reversal of provision	(576,456)	-
Effect of foreign exchange rate	11,556	1,454
Ending balance	$1,261,868	$1,826,768

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Commissions and fees on guarantee services, net

As a result, net commissions and fees on guarantee services increased by $1.4 million or 19.7% to $8.4 million for the year ended June 30, 2015, compared to $7.1 million for the year ended June 30, 2014.

Direct financing lease income

Direct financing lease interest income

Direct financing lease interest income is generated from outstanding direct financing leases to customers. Direct financing lease interest income increased by $1.6 million or 84.1% to $3.5 million for the year ended June 30, 2015, compared to $1.9 million for the year ended June 30, 2014. The increase was primarily attributable to the execution of new financing leases.

Interest expense for direct financing lease

Interest expense for direct financing leases represents the interest incurred on the long-term loans from banks and other financial institutions for financial support for direct financing leases. Interest expense for direct financing leases increased by $0.3 million or 176.2% to $0.5 million for the year ended June 30, 2015, compared to $0.2 million for the year ended June 30, 2014. The increase was primarily attributable to the increase in the balance of outstanding loans from banks and other financial institutions.

Provision for lease payment receivable

WFG accrues allowances for the impairment on its investment in direct financing leases based on historical experiences and an estimate of collectability of the lease receivables. Provision for lease payment receivables decreased by $60,278 or 46.1% to $70,467 million for the year ended June 30, 2015 from $0.13 million for the year ended June 30, 2014. This decrease was attributed to decreasing additional minimum lease payment receivable for the year ended June 30, 2015.

Net direct financing lease interest income after provision for receivables

As a result, net direct financing lease interest income after provision for receivables increased by $1.4 million or 85.3% to $3.0 million for the year ended June 30, 2015, compared to $1. 6 million for the year ended June 30, 2014.

Financial advisory and agency income

WFG provides consulting, advisory and agency services to assist customers in developing and accessing suitable financing solutions, and receives advisory fees or lease agency fees as compensation for these services. Financial advisory and lease agency income increased to $3.4 million for year ended June 30, 2015 from $0.9 million for the year ended in June 30, 2014. The increase was primarily due to the expansion of advisory services provided to its customers and the development of financial agency services.

Non-interest income

Interest on short-term investments

Interest on short-term investments increased by $15.1 million to $16.7 million for the year ended June 30, 2015, compared to $1.6 million for the year ended June 30, 2014. The increase was primarily attributable to the increase in the short-term investments in assets management products which resulted from WFG’s capital increase of $166.0 million in March and June 2014. The average balance of short-term investments was $163.5 million for the year ended June 30, 2015, compared to $72.3 million for the year ended June 30, 2014.

Non-interest expenses

Non-interest expenses mainly consisted of business tax and surcharges, salary and benefits for employees, office rental expenses, traveling costs, entertainment expenses, depreciation of equipment, professional fees, consulting fee and office supplies. Non-interest expenses increased by $0.6 million or 38.2% to $2.3 million for the year ended June 30, 2015, compared to $1.7 million for the year ended June 30, 2014. The increase was primarily attributable to the increase in salaries, traveling costs, consulting fee and depreciation expenses along with WFG’s business expansion.

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Income taxes

The income tax rate of WFG’s PRC subsidiaries is 25% pursuant to the Enterprise Income Tax (“EIT”) Law of the PRC. According to the Tax Regulation Caishui [2012] No. 25 issued by the Ministry of Finance of the People’s Republic of China, credit guarantee institutions for SMEs are subject to a pre-tax deduction for the provision of default losses equal to 1% of the outstanding guarantee balance, and 50% of guarantee income in current year which should be reversed in the next year. According to Tax Regulation Caishui [2008] No.1, the income from investment in assets management products is subject to a tax-exemption.

Income taxes increased by $1.2 million or 59.9% to $3.1 million for the year ended June 30, 2015, compared to $2.0 million for the year ended June 30, 2014. The increase was primarily attributable to the increase in taxable income, which mainly consisted of income before taxes excluding the interest on short-term investments which was tax-exempt. For the years ended June 30, 2015 and June 30, 2014, incomes before taxes excluding the interest on short-term investments increased from $7.9 million for the year ended June 30, 2014 to $12.6 million for the year ended June 30, 2015

Net income

As a result of the above, net income increased by $18.6 million or 246.8% to $26.1 million for the year ended June 30, 2015 compared to $7.5 million for the year ended June 30, 2014.

Critical Accounting Policies and Estimates

Basis of presentation

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The consolidated financial information as of June 30, 2015 and 2014 and for the years ended June 30, 2015 and 2014 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and pursuant to Regulation S-X.

The consolidated financial statements include the financial statements of the Company, its subsidiaries, including the wholly-foreign owned enterprises ("WFOEs").

A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

All significant inter-company transactions and balances have been eliminated upon consolidation.

Reclassifications

Certain amounts have been reclassified to conform to the current presentation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for doubtful accounts and probably loss from guaranteed amounts for financial guarantee service customers.

Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful receivables; (ii) estimates of losses on unexpired contracts and financial guarantee service contracts; (iii) accrual of estimated liabilities; (iv) useful lives of long-lived assets; (v) the impairment of long-lived assets; (vi) the valuation allowance of deferred tax assets; and (vii) contingencies.

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Operating segments

ASC 280, Segment Reporting, requires companies to report financial and descriptive information about their reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets. The Company has one reportable segment. All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others.

The Company has only one reportable segment, which is to provide financial services in the PRC domestic market. The Company’s chief operating decision-maker (“CODM”) has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for both the financing lease and guarantee business. The Company’s net revenues are all generated from customers in the PRC. Hence, the Company operates and manages its business within one segment. For the year ended June 30, 2015, there were three customers that accounted for more than 10% of the Companies’ revenue. For the year ended June 30, 2014, there were two customers that accounted for more than 10% of the Companies’ revenue.

The percentages of income from these customers to total revenue were:

	For the Years Ended
	June 30, 2015	June 30, 2014
Customer A	18%	11%
Customer B	14%	16%
Customer C	11%	-

As of June 30, 2015, two clients accounted for both 11.4% each of Dongsheng Guarantee’s total outstanding guaranteed loans, respectively, and no other customers accounted for over 10% of its total outstanding guaranteed loans. As of June 30, 2014, two clients accounted for 31.8% and 17.6% of Dongsheng Guarantee’s total outstanding guaranteed loans, respectively.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in banks and all highly liquid investments with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies are restricted cash, financial guarantee service contracts, net investment in direct financing lease, revenue recognition, property and equipment, foreign currency translation, income taxes. For a description of all of WFG’s significant accounting policies, see [Note 2] to WFG’s consolidated financial statements appearing elsewhere in this Form 8-K.

Restricted Cash

Restricted cash represents cash pledged with banks as guarantor for the guarantee business customers. The banks providing loans to the Companies’ guarantee service customers generally require the Companies, as the guarantor of the loans, to pledge a cash deposit of 10% to 20% of the guaranteed amount to an escrow account and is restricted from use. The deposits are released after the guaranteed bank loans are paid off and the Companies’ guarantee obligation expires which is usually within 12 months.

Short-term investments

Investments in non-marketable asset management products issued by banks and financial institutions (the issuers) with original maturities of one year to five years but redeemable or transferable at any time are classified as short-term investments under cost method. The assets management products are managed by banks and financial institutions and invested in fixed-income financial products permitted by the China Securities Regulatory Commission (“SRC”) such as government bonds, corporate bonds and central bank notes. The investment portfolios of these products are not disclosed to the Company by the banks or financial institutions. If the banks and financial institutions are required to redeem these investments, they will redeem at the price of the principal with the undistributed interests. The Company carries the cost method investments at cost and only adjusts for other-than-temporary impairment and distributions of earnings. Management regularly evaluates the impairment of the cost method investments at individual security level. If the fair value of an investment is less than its amortized cost basis at the balance sheet date of the report period for which impairment is assessed, management will determine whether the decline in fair value is temporary or permanent. If the decline in fair value is other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis and the amount of the write-down is included in current earnings. There is no impairment noted for each report period presented herein.

Interest income from short-term investment is recognized when the Companies’ right to receive payment is established. Accrued but non-received interest income is recorded as interest receivable in the accompanying audited consolidated balance sheets.

Financial guarantee service contract

Financial guarantee service contract provides guaranty which protects the holder of a debt obligation against non-payment when due. Pursuant to such guarantee, Dongsheng Guarantee makes payment if the obligor fails in making payment when due. If the debtor defaults, the creditor would have a direct claim on the guarantor. The financial guarantee service contract is classified as direct guarantee of indebtedness.

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The contract amounts reflect the extent of involvement the Company has in the guarantee transaction and also represents Dongsheng Guarantee’s maximum exposure to credit loss. According to PRC regulations, the maximum amount Dongsheng Guarantee could provide to its financial guarantee customers is 10 times of its net assets which was $198 million as of June 30, 2015. Dongsheng Guarantee is a party to financial instruments which are off-balance-sheet in the normal course of business to meet the financing needs of its customers.

Guarantee paid on behalf of guarantee service customers

As guarantor of guarantee service customers’ loans from banks and financial institutions, Dongsheng Guarantee is obligated to repay the loans to banks or financial institutions for the unpaid principals and interests if a customer defaults on the loans. The repayment on behalf of guarantee service customers was recorded as guarantee paid on behalf of guarantee service customers in the combined balance sheets. As of June 30, 2015 and June 30, 2014, uncollected guarantee paid on behalf of guarantee service customers from guarantee service customers on whose behalf Dongsheng Guarantee repaid the loans were $633,313, and $518,935, respectively.

The collectability of guarantees paid on behalf of guarantee service customers and the possible losses were assessed and recorded as part of the “Provision for Guarantee Losses” mentioned below. Dongsheng Guarantee reflects possible uncollectible amounts as an accrued liability under the heading “Allowance on financial guarantee services” on the balance sheets, and accrues a “Provision on financial guarantee services” against the income of commissions and fees on guarantee services reserve. When a payment on behalf of guarantee service customer is deemed uncollectible under certain circumstances, such as the bankruptcy of the customer or significant damage of the collateral, the balance is written off from both “Guarantee paid on behalf of guarantee service customers” and “Allowance on financial guarantee services”. Nil and $236,010 was written-off during the year ended June 30, 2015 and 2014, respectively. Amounts recovered from guarantee service customers related to amounts Dongsheng Guarantee has paid on their behalf and would be deducted from “Guarantee paid on behalf of guarantee service customers” and allowance made in previous periods for the possible loss from this payment on behalf of this customer is reversed as “Reversal of provision on financial guarantee service”.

Provision for Guarantee Losses

A provision for possible loss to be absorbed by Dongsheng Guarantee for the financial guarantee it provides is recorded as an accrued liability when the guarantees are made and recorded as “Allowance on financial guarantee services” on the combined balance sheets. This liability represents probable losses and is increased or decreased by accruing a “Provision on financial guarantee services” against the income of commissions and fees on guarantee services reserve.

This is done throughout the life of the guarantee, as necessary when additional relevant information becomes available. The methodology used to the liability for possible guarantee loss considers the guarantee contract amount and a variety of factors, which include, depending on the counterparty, latest financial position and performance of the borrowers, actual defaults, estimated future defaults, historical loss experience, estimated value of collaterals or guarantees the costumers or third parties offered, and other economic conditions such as the economic trend of the area and the country. The estimates are based upon currently available information.

When determining the amount to be recognized in respect of liabilities arising from our guarantee business, we estimate the provision based on considering the guarantee contract amount and a variety of factors, which include, dependence on the counterparty, latest financial position and performance of the customers, actual defaults, estimated future defaults, historical loss experience, estimated value of collateral or guarantees the customers or third parties offered, and other economic conditions such as the economic trend of the area and the country. The estimates are based upon currently available information. It is possible that the prior experience and default history are not indicative of future loss on the guarantee issued. Any increase or decrease in the provision would affect income statements in future years.

Dongsheng Guarantee estimates the probably loss to be 1% of the guarantee contract amount balance and made a reversal for possible credit risk of its guarantee in the amount of $576,456 for the year ended June 30, 2015, and made a provision of $1,190,387 for the year ended June 30, 2014, respectively. Nil and $236,010 were written-off during the years ended June 30, 2015 and 2014, respectively.

WFG performs quarterly reviews on the current status of the payment/performance risk of the outstanding guarantee contracts, by evaluating a variety of factors, which include, dependence on the counter party, latest financial position and performance of the customers, actual defaults, estimated future defaults, historical loss experience, estimated value of collaterals or guarantees the customers or third parties offered, and other economic conditions such as the economic trend of the area and the country. In cases where heightened risk is detected in the guarantee business that shows the customer has difficulties in repaying the underlying financing, such as default of interest payment, material changes to the customer’s business, deterioration of financial conditions and cash flow support, WFG would classify the contracts as “abnormal contracts”; otherwise the contracts would be classified as “normal contracts”. For abnormal contracts, WFG would negotiate with the customer regarding any improvement or remediation measures including an improvement plan for cash flow management, third-party support and extension plans and implement close supervision on value and status of the collaterals. Additional allowance for guarantee loss would be provided if WFG estimates the guarantee paid on behalf of the guarantee customer would not be fully recovered.

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The risk classification of outstanding guarantee contracts is as follows:

	Jun 30, 2015	Jun 30, 2014
Normal	$126,186,812	$181,994,640
Abnormal	-	682,206
Total outstanding guarantee loans	$126,186,812	$182,676,846

Collateral held for the guarantee

Depending on the results of WFG’s evaluation of the borrower’s credit, Dongsheng Guarantee may require the borrower and/or counter-guarantors to post collateral, primarily land use rights and building ownership and to a lesser extent, accounts receivable and equity interests. Usually, the collateral would have the value that can cover over 100% of the amount of the guarantee loans. The Company reviews the status and value of the collateral as one of the factors while determining the provision of guarantee losses. The value of the collateral is not recorded in the financial statements, for it is not the assets or liabilities of the company. The value of the collateral held for the outstanding guarantee loans was approximately $176 million, and $265 million as of June 30, 2015, and June 30, 2014, respectively.

Net investment in direct financing lease

Leases contracts Jinshang Leasing entered with finance lease customers transfer substantially all the rewards and risks of ownership of the leased assets to the customers, other than legal title before the expiration, are accounted for as direct financing leases in accordance to ASC 840-10-25 and ASC 840-40-25. The transactions were categorized as direct financing leases. At the inception of a transaction, the cost of the leased property is capitalized at the present value of the minimum lease payment receivables and the unguaranteed residual value of the property at the end of the lease. The difference between the sum of the minimum lease payment receivables, the unguaranteed residual value and the cost of the leased property is recognized as unearned income. Unearned income is recognized over the period of the lease using the effective interest rate method.

Net investment in direct financing leases is recorded at net realizable value consisting of minimum lease payments to be received less allowance for uncollectible, as needed, and less the unearned income. The allowance for lease payment receivable losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on Jinshang Leasing’s loss history, known and inherent risks in the transactions, adverse situations that may affect the lessee’s ability to repay, the estimated value of any underlying asset, current economic conditions and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purposes of analysis. Jinshang Leasing provides “Specific Allowance” for the lease payment receivable of lease transactions if any specific collectivity risk is identified, and a “General Allowance”, based on total minimum lease payment receivable balance of those transactions with no specific risk identified, to be used to cover unidentified probable loss. The General Allowance is set to be 1% of total unidentified lease receivable balance.

The General Allowance Jinshang Leasing provided as of June 30, 2015 and June 30, 2014 was $302,401 and $229,809, respectively; and Specific Allowance was nil and $1,008,876, respectively. Jinshang Leasing made $70,476 and $130,745 provision for General Allowance during the years ended June 30, 2015 and 2014, respectively. No provision was made for Specific Allowance during the year ended June 30, 2015, and $1,011,999 minimum lease payment receivable was written off against Specific Allowance during the year ended June 30, 2015. No provision was made for minimum lease payment receivable was written off against General Allowance during the year ended June 30, 2015 and 2014.

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Revenue recognition

Revenue is recognized when there are probable economic benefits to the Companies and when the revenue can be measured reliably, on the following:

Commission income and evaluation income on guarantee service

Commission income on guarantee service is recognized when guarantee contracts have been made whereby the related guarantee obligation has been accepted, the economic benefits associated with the guarantee contracts will probably flow in, and the amount of revenue associated with guarantee contracts can be measured reliably. Commission is determined based on the total agreed fee in the guarantee contracts, recognized in full at inception and records as unearned income and is recognized as commission in the income statement over the period of guarantee utilizing the straight-line method. The agreed commission is generally 3% – 7.2% of the guaranteed amount for 12 months which represented the fair value of non-contingent guarantee liabilities at the inception of the guarantee.

Dongsheng Guarantee charges the financial guarantee customers a one-time fee for the necessary evaluation Dongsheng Guarantee performed on the customers’ financial ability to apply for loans from banks and financial institutions. The evaluation income was recognized upon the completion of the evaluation.

Direct financing lease interest income

Direct financing lease interest income is on an accrual basis using the effective interest method over the whole period of the lease by applying the rate that exactly discounts the estimated future minimum lease payment receivables through the period of the lease to the net investment of the direct financing lease at the inception.

The accrual of interest income on leases will be discontinued when the customer becomes 90 (ninety) days or more past due on its lease or loan payments with the Company, unless the Company believes the interest is otherwise recoverable. Leases may be placed on non-accrual earlier if the Company has significant doubt about the ability of the customer to meet its lease obligations, as evidenced by consistent delinquency, deterioration in the customer’s financial condition or other relevant factors. Payments received while on non-accrual are applied to reduce the Company’s recorded value. The Company will resume accruing the interest income when the Company determines the interest becomes recoverable again, for example the customer resumes payment of the previous interests, and shows material improvement of performance and financial position.

Financial advisory and lease agency income

Jinshang Leasing and Dongsheng Guarantee provide financing solutions to customers and receive advisory fees as compensation. The advisory fees are recognized as income during the service period along with the completion of service obligation.

As a licensed finance lease company, Jinshang Leasing acts as agent in the finance lease transactions between other finance lessors and lessees. Jinshang Leasing takes neither lessor’s nor lessee’s benefit or obligation in these transactions, and charges agency fees only. The lease agency income is recognized on a straight-line method over the lease period.

Jinshang Leasing acts as financing agent between other financial leasing companies which need capital and financial institutions which are willing to provide capital. Other financial leasing companies factoring their rights to collect capital lease receivables from their lessees to Jinshang Leasing to obtain capitals from Jinshang Leasing, and Jinshang Leasing factoring its rights to collect debts from these financial lease companies to other financial institutions to finance a portion of the capital provided to other financial lease companies. All the factorings in these transactions were with recourse rights. Financial agency income that Jinshang Leasing earned from the transactions was accrued monthly in accordance with their contractual terms as net of interest income on loans to other financial leasing companies and interest cost on loans from financial institutions.

Property and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful lives of the assets with 3% – 5% salvage value. Average estimated useful lives of property and equipment are from 2 to 5 years.

The Companies eliminate the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and include any gain or loss in the statement of income. The Companies charge maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

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Impairment of long-lived assets

The Companies apply the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets”(ASC 360- 10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Companies test long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Companies consider historical performance and future estimated results in their evaluation of potential impairment and then compare the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Companies measure the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Companies utilize to evaluate potential investments. The Companies estimate fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses on the long-lived assets for the years ended June, 2015 and 2014.

Fair value measurements

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Companies.

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of June 30, 2015 and 2014, financial instruments of the Companies primarily comprise of cash, restricted cash, short-term investments accounts receivable, other receivables and bank loans, which were carried at cost on the consolidated balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

Foreign currency translation

The Company’s functional currency is United States Dollars (“USD”). The functional currency of Jinshang Leasing Jinchen Agriculture and Dongsheng Guarantee is Chinese Yuan, or Renminbi (“RMB”).

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For financial reporting purposes, the financial statements of the Jinshang Leasing and Dongsheng Guarantee were prepared using RMB, are translated into the Company’s functional currency, USD at the exchange rates quoted by www.oanda.com. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and owners’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in stockholders’ equity.

	June 30, 2015	June 30, 2014
Balance sheet items, except for equity accounts	6.1088	6.1565

	For the years ended June 30,
	2015	2014
Items in the statements of income and comprehensive
income, and statements of cash flows	6.1375	6.1438

Income taxes

The Companies account for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

According to the law of the People’s Republic of China on enterprise income tax and implementation regulations, small business credit guarantee institutions are allowed to deduct from taxable income the allowance for guarantee loss as follows:

(i) Guarantee Compensation Reserve — no more than 1% of guaranteed amount balance at the end of the current year; at the same time the Guarantee Compensation Reserve at the end of the immediate previous year should be an addition to the current year taxable income.

(ii) Unexpired Liability Reserve — no more than 50% of the current year guarantees income; at the same time the Unexpired Liability Reserve provided in the immediate previous year should be an addition to the current year taxable income.

(iii) The actual guarantee compensation loss incurred by small business credit guarantee institutions should be a write-off of Guarantee Compensation Reserve first, and the excessive amount could be a deduction of current year taxable income.

Comprehensive income

Comprehensive income includes net income and foreign currency adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

Accumulated other comprehensive income, as presented on the balance sheets are the cumulative foreign currency translation adjustments.

Commitments and contingencies

In the normal course of business, the Companies are subject to loss contingencies, such as legal proceeding sand claims arising out of their business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Companies record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Recent issued accounting pronouncements

There were various accounting standards and updates recently issued, none of which are expected to have a material impact on the Company's financial position, operations, or cash flows.

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Liquidity and Capital Resources

WFG has funded working capital and other capital requirements primarily by equity contribution from shareholders, cash flow from operations, and bank loans. Cash is required to maintain security deposits at banks, to issue direct financing leases to customers, to repay debts, to make default payments, salaries, office rental expenses, income taxes and other operating expenses.

WFG’s management believes that current levels of cash and cash flows from operations will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, it may need additional cash resources in the future if it experiences changed business conditions or other developments, and may also need additional cash resources in the future if it wishes to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed WFG’s amounts of cash and cash equivalents on hand, WFG may seek to issue debt or equity securities or obtain a credit facility.

The following summarizes the key components of our cash flows for the years ended June 30, 2015 and 2014:

	For the years ended
	June 30,
	2015	2014
Net cash provided by operating activities	$31,180,609	$14,519,976
Net cash used in investing activities	(26,208,001)	(169,332,789)
Net cash provided by (used in) financing activities	(481,686)	160,048,424
Effect of exchange rate change on cash and cash equivalents	62,715	(10,392)
Net increase in cash and cash equivalents	$4,553,637	$5,225,219

Net cash provided by operating activities was approximately $31.2 million for the year ended June 30, 2015,while net cash provided by operating activities was 14.5 million for the year ended June 30, 2014. The net cash provided by operating activities for the year ended June 30, 2015 mainly consisted of $26.1 million of cash generated from the net income of current year and $5.5 million of cash collected from commission receivables. The net cash provided by operating activities for the year ended June 30, 2014 mainly consisted of $7.5 million of cash generated from the net income of current year, $4.5 million of cash collected from the investment in direct financing leases and $3.9 million of cash collected from financial guarantee services.

Net cash used in investing activities was approximately $26.2 million for the year ended June 30, 2015, and $169.3 million for the year ended June 30, 2014. Net cash used in investing activities for the year ended June 30, 2015 mainly consisted of (a) $183.3 million of purchase of short-term investment and $143.4 million of proceeds from maturities of short-term investment, (b) $28.4 million of deposit paid to banks for financial guarantee services and $16.3 million of deposit released from banks for financial guarantee services, and (c) $21.6 million of cash lent to owners and $47.6 million of cash repaid by owners. Net cash used in investing activities for the year ended June 30, 2014 mainly consisted of $141.6 million of purchase of short-term investment, and $25.6 million of cash lent to owners.

Net cash used in financing activities was approximately $0.5 million for the year ended June 30, 2015, while net cash provided by financing activities was $160.0 million for the year as ended June 30, 2014. Net cash used in financing activities for the year ended June 30, 2015 mainly consisted of $0.4 of loan repaid to owners. Net cash provided by financing activities for the year ended June 30, 2014 mainly consisted of $166.1 of proceeds from capital contribution by owners.

Commitments and Contractual Obligations

The following table presents the Company’s material contractual obligations as of June 30, 2015:

		Less than			More than
Contractual Obligations	Total	1 year	1 – 3 years	3 – 5 years	5 years
Bank Loans for direct financing lease business	$511,825	$32,740	$413,606	$65,479	$-
Operating Lease Obligations	714,868	285,947	428,921	-	-
	$1,226,693	$318,687	$842,527	$65,479	$-

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Off-balance Sheet Arrangements

WFG enters into financial guarantee contracts with bank lenders pursuant to which WFG provides guarantees on behalf of borrowers to help them obtain loans from banks. The aggregate contract amounts reflect the extent of involvement WFG has in the guarantee business and also represents its maximum exposure to credit loss. WFG is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its borrowers. Financial instruments representing credit risk are as follows:

	June 30, 2015	June 30, 2014
Guarantee Balance	$126,186,812	$182,676,846

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, the WFG Shareholders received, as consideration for their outstanding ordinary shares of WFG, an aggregate of 16,800,000 ordinary shares of Holdco at the Closing as described in Item 2.01 above. Holdco issued the foregoing ordinary shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the shares represented their intentions to acquire the shares for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the shares. The parties also had adequate access, through business or other relationships, to information about Holdco.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

Marcum, LLP (“Marcum”) served as the independent registered public accounting firm for Sino (and its subsidiaries, including the Registrant) from January 9, 2015 through the Closing. Marcum Bernstein &Pinchuk LLP (“MBP”) served as the independent registered public accounting firm for WFG. Upon Closing, MBP became the independent registered public accounting firm for Holdco. The decision to engage MBP following the Transactions was made by the audit committee of Holdco because the historical financial statements of WFG became the historical financial statements of Holdco after the Closing.

Marcum’s report on Sino’s financial statements at December 31, 2014 and for the period from inception (March 28, 2014) to December 31, 2014 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the period of Marcum’s engagement by Sino, and the subsequent interim period preceding Marcum’s dismissal, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Marcum, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of Marcum’s engagement and the subsequent interim period preceding Marcum’s dismissal.

During the period from March 28, 2014 (Sino’s inception) through December 31, 2014 and the subsequent interim period preceding the engagement of MBP, Sino did not consult MBP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Sino’s financial statements, and either a written report was provided to Holdco or oral advice was provided that MBP concluded was an important factor considered by Holdco in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

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Holdco provided Marcum with a copy of the disclosures made pursuant to this Item 4.01 prior to the filing of this Form 8-K and requested that Marcum furnish a letter addressed to the Commission, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure described in the Proxy Statement/Prospectus in the Section entitled “The Merger Proposal” beginning on page 49 and “The Merger Agreement” beginning on page 64, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Form 8-K.

After giving effect to the Transactions, there are currently outstanding 21,526,756 ordinary shares of Holdco. Together, the WFG Shareholders hold 78.0% of the outstanding ordinary shares of Holdco.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of the Closing, JianmingHao, Richard Xu, Nicholas Clements, Bradley Reifler and Jingxiao Zhang were appointed as directors of Holdco to serve until the end of their respective terms, and until their successors are elected and qualified. Messrs. Clements, Reifler and Zhang were appointed to serve on Holdco’s audit committee, compensation committee and nominating committee.

JianmingHao was appointed as Co-Chief Executive Officer and Chairman of the Board, Renhui Mu was appointed as Co-Chief Executive Officer and Chief Operating Officer, Richard Xu was appointed as President, Peiling (Amy) He was appointed as Chief Financial Officer and Nicholas Clements was appointed as Non-executive Vice Chairman.

Reference is also made to the disclosure described in the Proxy Statement/Prospectus in the section entitled “Management of Holdco Following the Transactions” beginning on page 128 for biographical information about each of the directors and officers following the Transactions, which is incorporated herein by reference.

In connection with the Closing, the WFG Shareholders, including Renhui Mu, entered into lock-up agreements with Holdco, which restrict the shareholders from selling any of Holdco’s ordinary shares that they received as a result of the Transactions as described above. The form of the lock up agreement, the terms of which are identical for all of the WFG Shareholders, is attached as Exhibit 10.6 to this Report.

In addition, at the Special Meeting, Sino’s stockholders approved the Registrant’s 2015 Long-Term Incentive Plan. A description of the plan is included in the Proxy Statement/Prospectus in the section entitled “The Incentive Compensation Plan Proposal” beginning on page 82, which is incorporated herein by reference.

Immediately after the Closing, each of the Registrant’s directors and officers, including its co-chief executive officer and chairman of the board, its co-chief executive officer and chief operating officer, its president, its chief financial officer and its non-executive vice chairman, entered into indemnification agreements with Holdco. Reference is made to the disclosure in Item 2.01 of this Report, which is incorporated herein by reference.

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Reference is made to the Proxy Statement/Prospectus section entitled “Certain Relationships and Related Person Transactions” beginning on page 137 for a description of certain transactions between the Registrant and certain of its directors and officers, which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a result of the Transactions, Sino merged with and into Holdco with Holdco surviving. Upon Closing, the constitutional documents of Holdco differ from Sino’s amended and restated certificate of incorporation in the following respects: (a) the name of the company is “Wins Finance Holdings Inc.” as opposed to “Sino Mercury Acquisition Corp.”; (b) Holdco has 100,000,000 ordinary shares and 1,000,000 authorized preferred shares, as opposed to Sino having had 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (c) Holdco’s corporate existence is perpetual as opposed to Sino’s corporate existence terminating if Sino failed to consummate a business combination in a specified period; and (d) Holdco’s amended and restated memorandum and articles of association do not include the various provisions applicable only to specified purpose acquisition corporations that Sino’s amended and restated certificate of incorporation contains. Reference is made to the disclosure described in the Proxy Statement/Prospectus in the section entitled “The Charter Proposals” on page 77, which is incorporated herein by reference.

On October 26, 2015, the Board of Directors of Holdco approved a change in Holdco’s fiscal year end from December 31 to June 30 in order to coincide with WFG’s fiscal year end. Accordingly, the Company’s next Annual Report on Form 10-K will be for the fiscal year ending June 30, 2016. The Registrant will file a Form 10-K for the transition period from January 1, 2015 to June 30, 2015.

Item 5.06.	Change in Shell Company Status.

As a result of the Transactions, Holdco ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections entitled “The Merger Proposal” beginning on page 49 and “The Merger Agreement” beginning on page 64, which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 to this Form 8-K.

Item 8.01.	Other Events.

On October 26, 2015, Sino and Holdco issued a joint press release announcing the receipt of the stockholder approvals necessary to complete the Transactions, a copy of which is furnished as Exhibit 99.1 hereto. On October 26, 2015, Holdco and WFG issued a joint press release announcing the completion of the Transactions, a copy of which is furnished as Exhibit 99.2 hereto.

The information set forth in this Item 8.01, including the text of the press releases attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act.

Item 9.01.	Financial Statement and Exhibits.

(a)-(b)	Financial Statements.

Information responsive to Item 9.01(a) and (b) of Form 8-K is set forth in the financial statements included in the Proxy Statement/Prospectus beginning on page F-30, and under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 70, which information is incorporated herein by reference. In addition, Holdco is filing herewith the audited financial statements of WFG as of June 30, 2015 and updated unaudited pro forma condensed combined financial information as of June 30, 2015 as Exhibits 99.3 and 99.4, respectively.

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(d)	Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Reorganization, dated as of April 24, 2015 and amended on May 5, 2015, by and among Sino Mercury Acquisition Corp., Wins Finance Holdings Inc., Wins Finance Group Ltd. and the shareholders of Wins Finance Group Ltd. (incorporated by reference to Annex A to the definitive Proxy Statement/Prospectus included with the Registration Statement on Form S-4/A filed on September 21, 2015).
3.1	Memorandum and Articles of Association of Wins Finance Holdings Inc.(incorporated by reference to Annex B to the definitive Proxy Statement/Prospectus included with the Registration Statement on Form S-4/A filed on September 21, 2015).
4.1	Specimen Ordinary Share Certificate of Wins Finance Holdings Inc.(incorporated by reference to Exhibit 4.1 to the Registrant Statement on Form S-4/A filed on September 11, 2015).
10.1	Form of Letter Agreement among Sino Mercury Acquisition Corp., Cantor Fitzgerald & Co. and each of the Officers, Directors and Initial Stockholders of Sino Mercury Acquisition Corp. (incorporated by reference to Exhibit 10.1 of Sino Mercury Acquisition Corp.’s Form S-1/A filed on July 18, 2014).
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Sino Mercury Acquisition Corp. (incorporated by reference to Exhibit 10.2 of Sino Mercury Acquisition Corp.’s Form S-1/A filed on July 18, 2014).
10.3	Form of Escrow Agreement between Sino Mercury Acquisition Corp., Continental Stock Transfer & Trust Company and the Initial Stockholders (incorporated by reference to Exhibit 10.3 of Sino Mercury Acquisition Corp.’s Form S-1/A filed on July 18, 2014).
10.4	Form of Registration Rights Agreement among Sino Mercury Acquisition Corp. and the Initial Stockholders (incorporated by reference to Exhibit 10.5 of Sino Mercury Acquisition Corp.’s Form S-1/A filed on July 18, 2014).
10.5	Form of Escrow Agreement among Wins Finance Holdings Inc., the Representative (as described in the Agreement and Plan of Reorganization) and Continental Stock Transfer & Trust Company, as Escrow Agent (incorporated by reference to Annex F to the definitive Proxy Statement/Prospectus included with the Registration Statement on Form S-4/A filed on September 21, 2015).
10.6	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.2 of Sino Mercury Acquisition Corp.’s Form 8-K filed on April 27, 2015).
10.7	Form of Amended and Restated Registration Rights Agreement between Wins Finance Holdings Inc. and certain holders identified therein(incorporated by reference to Exhibit 10.8 to the definitive Proxy Statement/Prospectus included with the Registration Statement on Form S-4/A filed on September 11, 2015).
10.8	Loan Contract between Jinshang International Financial Leasing Co., Ltd. and Bank of China, Shouzhou Branch(incorporated by reference to Exhibit 10.9 to the Registrant Statement on Form S-4/A filed on May 11, 2015).
10.9	Loan Contract between Jinshang International Financial Leasing Co., Ltd. and China Citic Bank(incorporated by reference to Exhibit 10.10 to the Registrant Statement on Form S-4/A filed on May 11, 2015).
10.10	Tenancy Agreement between Jinshang International Financial Leasing Co., Ltd. and Beijing Dong Sheng International Culture Industry Development Co., Ltd. (incorporated by reference to Exhibit 10.11 to the Registrant Statement on Form S-4/A filed on May 11, 2015).
10.11	Tenancy Agreement between Shanxi Dongsheng Financial Guarantee Co., Ltd. and Shanxi Province YuciWangcheng Enterprises Limited(incorporated by reference to Exhibit 10.12 to the Registrant Statement on Form S-4/A filed on May 11, 2015).
16.1	Letter dated October 30, 2015, from Marcum, LLP to the Registrant.
99.1	Press Release dated October 21, 2015.
99.2	Press Release dated October 28, 2015.
99.3	Audited financial statements of Wins Finance Group as of June 30, 2015.
99.4	Unaudited pro forma condensed combined financial information as of June 30, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 30, 2015	WINS FINANCE HOLDINGS INC.

	By:	/s/ Jianming Hao
	Name:	Jianming Hao
	Title:	Co-Chief Executive Officer and Chairman of the Board

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